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

Exhibit 11

HOMESIDE, INC.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

(dollar amounts in thousands except per share data)

PRIMARY AND FULLY DILUTED
                                                  For the Three             For the Six
                                                   Months Ended           Months Ended
                                                  August 31, 1997        August 31, 1997
                                                  ---------------        ---------------
  Net earnings applicable to common stock         $  20,138,000          $  38,271,000
                                                  ===============        ===============
  Average shares outstanding                         43,472,568             43,472,568
  Net effect of dilutive stock options (based
    on treasury stock method using
    average market price)                               660,071                577,757
                                                  ---------------        ---------------
    Total average shares                             44,132,639             44,050,325
                                                  ===============        ===============
  Per share amount                                $        0.46          $        0.87
                                                  ===============        ===============